Exhibit 99.1

FIRST AMENDMENT TO THE
MANNATECH, INCORPORATED
2008 STOCK INCENTIVE PLAN

This First Amendment to the Mannatech, Incorporated 2008 Stock Incentive Plan (the “Plan”), made pursuant to the right to amend reserved in Section 13.1 of the Plan, amends the Plan as follows, contingent on the approval of these amendments by the shareholders of Mannatech, Incorporated and effective upon the date of such shareholder approval:

1. Sections 2.37 – 2.50 of the Plan are renumbered as Sections 2.38 – 2.51, and a new Section 2.37 is added to read as follows:

“2.37           ‘Option Exchange Program’ means a program whereby outstanding options to purchase Common Stock are surrendered in exchange for replacement Options with a lower exercise price.”

2. A new Section 3.7 is added to the Plan to read as follows:

“3.7           Option Exchange Program.  The Board shall have the authority to institute one, and only one, Option Exchange Program.  Such Option Exchange Program must commence no more than six months after the date of approval by the shareholders of the Company, and shall be subject to the requirements of Section 6 hereof and to the conditions set forth in this Section 3.7.

(a)           Each eligible optionholder will be permitted to exchange all, or none, of the options deemed eligible for exchange for replacement Options (the “Eligible Options”) on a grant-by-grant basis.

(b)           The Board shall determine, before the commencement of the Option Exchange Program, the exchange ratio of shares of Common Stock subject to each Eligible Option surrendered in exchange for replacement Options granted, which ratio will depend on the original exercise price of the Eligible Option and the then-current fair value of the option (calculated using the Black-Scholes option pricing model).  The Board shall determine the exchange ratio or ratios in a manner intended to result in the grant of replacement Options that have a fair value approximately equal to the fair value of the Eligible Options they replace.

(c)           In any event, the number of shares of Common Stock subject to options under the Option Exchange Program shall be reduced, such that each replacement Option will provide for the purchase of fewer shares of Common Stock than were subject to the Eligible Option surrendered in exchange for the replacement Option.

(d)           Replacement Options exchanged for Eligible Options will be unvested and non-exercisable on the Date of Grant.  The replacement Options will vest and become exercisable in three equal annual installments beginning 12 months after their Date of Grant.

(e)           Such other terms as have been approved by the Company’s shareholders.”

3. Section 4.2 is deleted and replaced with the following:

“4.2.           Reversion of Shares to the Share Reserve.  If any Award shall for any reason expire or otherwise terminate, in whole or in part, or is surrendered pursuant to an Option Exchange Program, the shares of Common Stock not acquired under such Award shall revert to and again become available for issuance under the Plan.  If shares of Common Stock issued under the Plan are reacquired by the Company pursuant to the terms of any forfeiture provision, including the Right of Repurchase of unvested Common Stock under Section 11.7, such shares shall again be available for purposes of the Plan.”

4. In all other respects, the Plan will remain unchanged and in full force and effect.

IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has executed this First Amendment to the Mannatech, Incorporated 2008 Stock Incentive Plan on this April 20, 2010.

MANNATECH, INCORPORATED
By:	/s/ Stephen D. Fenstermacher
Stephen D. Fenstermacher Co-Chief Executive Officer and Chief Financial Officer